Exhibit 10.3

EXECUTION COPY

TAX SHARING AGREEMENT

by and between

IAC/INTERACTIVECORP

and

EXPEDIA, INC.

Dated as of
August 9, 2005

TAX SHARING AGREEMENT

This TAX SHARING AGREEMENT (this “Agreement”), dated as of August 9, 2005, by and between IAC/InterActiveCorp, a Delaware corporation (“Parent”), and Expedia, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“SpinCo”).

W I T N E S S E T H

WHEREAS, Parent and SpinCo have entered into a Separation Agreement, dated as of August 9, 2005 (the “Separation Agreement”), providing for the Separation of the Parent Group from the SpinCo Group;

WHEREAS, pursuant to the terms of the Separation Agreement, Parent will contribute all of the Separated Assets to SpinCo and its Subsidiaries and will cause SpinCo and its Subsidiaries to assume the Assumed Liabilities;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Contribution and the Spin-Off shall qualify as a tax-free transaction under Sections 355(a) and 368(a)(1)(D) of the Code;

WHEREAS, at the close of business on the Effective Date, the taxable year of SpinCo shall close for U.S. federal income tax purposes; and

WHEREAS, the parties hereto wish to provide for the payment of Income Taxes and Other Taxes and entitlement to refunds thereof, allocate responsibility and provide for cooperation in connection with the filing of returns in respect of Income Taxes and Other Taxes, and provide for certain other matters relating to Income Taxes and Other Taxes.

NOW, THEREFORE, in consideration of the premises and the representations, covenants and agreements herein contained and intending to be legally bound hereby, Parent and SpinCo hereby agree as follows:

1.                                       Definitions.  Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to them in the Separation Agreement.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Actually Realized” or “Actually Realizes” shall mean, for purposes of determining the timing of the incurrence of any Spin-Off Tax Liability, Income Tax Liability or Other Tax Liability or the realization of a Refund (or any related Income Tax or Other Tax cost or benefit), whether by receipt or as a credit or other offset to Taxes payable, by a Person in respect of any payment, transaction, occurrence or event, the time at which the amount of Income Taxes or Other Taxes paid (or Refund realized) by such Person is increased above (or reduced below) the amount of Income Taxes or Other Taxes that such Person would have been required to pay (or Refund that such Person would have realized) but for such payment, transaction, occurrence or event.

“Aggregate Spin-Off Tax Liabilities” shall mean the sum of the Spin-Off Tax Liabilities with respect to each Taxing Jurisdiction.

 “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions located in the State of New York are authorized or obligated by law or executive order to close.

“Carryback” shall mean the carryback of a Tax Attribute (including, without limitation, a net operating loss, a net capital loss or a tax credit) by a member of the SpinCo Group from a Post-Distribution Taxable Period to a Pre-Distribution Taxable Period during which such member of the SpinCo Group was included in a Combined Return filed for such Pre-Distribution Taxable Period.

“Cash Acquisition Merger” shall mean a merger of a newly formed Subsidiary of SpinCo with a corporation, limited liability company, limited partnership, general partnership or joint venture (in each case, not previously owned directly or indirectly by SpinCo) solely for cash pursuant to which SpinCo acquires such corporation, limited liability company, limited partnership, general partnership or joint venture and no Equity Securities of SpinCo or any SpinCo Subsidiary are issued, sold, redeemed or acquired, directly or indirectly.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Combined Return” shall mean a consolidated, combined or unitary Income Tax Return or Other Tax Return that actually includes, by election or otherwise, one or more members of the Parent Group together with one or more members of the SpinCo Group.

“Contribution” shall mean those certain capital contributions to SpinCo by Parent made in connection with the Spin-Off.

“Distribution Date” shall mean the date on which the Spin-Off is completed.

“Distribution-Related Proceeding” shall mean any Proceeding in which the IRS, another Tax Authority or any other party asserts a position that could reasonably be expected to adversely affect the Tax-Free Status of any of the Spin-Off-Related Transactions.

“EMA” shall mean the Employee Matters Agreement by and between Parent and SpinCo dated as of August 9, 2005.

“Equity Securities” shall mean any stock or other securities treated as equity for tax purposes, options, warrants, rights, convertible debt, or any other instrument or security that affords any Person the right, whether conditional or otherwise, to acquire stock or to be paid an amount determined by reference to the value of stock.

“Expedia Service Provider” shall mean any “Expedia Employee” as such term is defined in the EMA or any other provider of services to any member of the SpinCo Group.

“Fifty-Percent or Greater Interest” shall have the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

“Final Determination” shall mean the final resolution of liability for any Income Tax or Other Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a State, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for Refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a State, local, or foreign taxing jurisdiction; (d) by any allowance of a Refund or credit in respect of an overpayment of Income Tax or Other Tax, but only after the expiration of all periods during which such Refund may be recovered (including by way of offset) by the jurisdiction imposing such Income Tax or Other Tax; or (e) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

“IAC Service Provider” shall mean any “IAC Employee” as such term is defined in the EMA or any other provider of services to any member of the Parent Group.

“Income Tax” (a) shall mean (i) any federal, state, local or foreign tax, charge, fee, impost, levy or other assessment that is based upon, measured by, or calculated with respect to (A) net income or profits (including, but not limited to, any capital gains, gross receipts, or minimum tax, and any tax on items of tax preference, but not including sales, use, value added, real property gains, real or personal property, transfer or similar taxes), (B) multiple bases (including, but not limited to, corporate franchise, doing business or occupation taxes), if one or more of the bases upon which such tax may be based, by which it may be measured, or with respect to which it may be calculated is described in clause (a)(i)(A) of this definition, or (C) any net worth, franchise or similar tax, in each case together with (ii) any interest and any penalties, fines, additions to tax or additional amounts imposed by any Tax Authority with respect thereto and (b) shall include any transferee or successor liability in respect of an amount described in clause (a) of this definition.

“Income Tax Benefit” shall mean, with respect to the effect of any Carryback on the Income Tax Liability of Parent or the Parent Group for any taxable period, the excess of (a) the hypothetical Income Tax Liability of Parent or the Parent Group for such taxable period, calculated as if such Carryback had not been utilized but with all other facts unchanged over (b) the actual Income Tax Liability of Parent or the Parent Group for such taxable period, calculated taking into account such Carryback (and treating a Refund as a negative Income Tax Liability, for purposes of such calculation).

“Income Tax Liabilities” shall mean all liabilities for Income Taxes.

“Income Tax Return” shall mean any return, report, filing, statement, questionnaire, declaration or other document required to be filed with a Tax Authority in respect of Income Taxes.

“Indemnified Party” shall mean any Person seeking indemnification pursuant to the provisions of this Agreement.

“Indemnifying Party” shall mean any party hereto from which any Indemnified Party is seeking indemnification pursuant to the provisions of this Agreement.

“IRS” shall mean the Internal Revenue Service of the United States.

“Losses” shall mean any and all losses, liabilities, claims, damages, obligations, payments, costs and expenses, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown (including, without limitation, the costs and expenses of any and all Actions, threatened Actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions).

“Option” shall have the meaning ascribed to such term in the EMA.

“Other Tax Liabilities” shall mean all liabilities for Other Taxes.

“Other Tax Returns” shall mean any return, report, filing, statement, questionnaire, declaration or other document required to be filed with a Tax Authority in respect of Other Taxes.

“Other Taxes” shall mean all forms of taxation, whenever created or imposed, and whether of the United States of America or elsewhere, and whether imposed by a local, municipal, governmental, State, federation or other body, and without limiting the generality of the foregoing, shall include superfund, sales, use, ad valorem, value added, occupancy, transfer, recording, withholding, payroll, employment, excise, occupation, premium or property taxes (in each case, together with any related interest, penalties and additions to tax, or additional amounts imposed by any Tax Authority thereon); provided, however, that Other Taxes shall not include any Income Taxes.

“Parent Consolidated Group” shall mean the affiliated group of corporations (within the meaning of Section 1504(a) of the Code without regard to the exclusions in Section 1504(b)(1) through (8)) of which Parent is the common parent (and any predecessor or successor to such affiliated group).

“Parent Group” shall mean (a) Parent and each Person that is a direct or indirect Subsidiary of Parent (including any Subsidiary of Parent that is disregarded for U.S. federal Income Tax purposes (or for purposes of any state, local, or foreign tax law)) immediately after the Spin-Off after giving effect to the Spin-Off-Related Transactions, (b) any corporation (or other Person) that shall have merged or liquidated into Parent or any such Subsidiary and (c) any predecessor or successor to any Person otherwise described in this definition.

“Parent Separate Return” shall mean any Separate Return required to be filed by Parent or any member of the Parent Group.

“Permitted Transaction” shall mean any transaction that satisfies the requirements of Sections 4(c).

“Person” shall mean any individual, partnership, joint venture, limited liability company, corporation, association, joint stock company, trust, unincorporated organization or similar entity or a governmental authority or any department or agency or other unit thereof.

“Post-Distribution Taxable Period” shall mean a taxable period that, to the extent it relates to a member of the SpinCo Group, begins after the Distribution Date.

“Pre-Distribution Taxable Period” shall mean a taxable period that, to the extent it relates to a member of the SpinCo Group, ends on or before the Distribution Date.

“Private Letter Ruling” shall mean (a) any private letter ruling issued by the IRS in connection with any of the Spin-Off-Related Transactions or (b) any similar ruling issued by any other Tax Authority in connection with any of the Spin-Off-Related Transactions.

“Private Letter Ruling Documents” shall mean (a) any Private Letter Ruling, any request for a Private Letter Ruling submitted to the IRS, together with the appendices and exhibits thereto and any supplemental filings or other materials subsequently submitted to the IRS, in connection with the Spin-Off-Related Transactions, or (b) any similar filings submitted to any other Tax Authority in connection with any such request for a Private Letter Ruling.

“Proceeding” shall mean any audit or other examination, or judicial or administrative proceeding relating to liability for, or Refunds or adjustments with respect to, Income Taxes or Other Taxes.

“Refund” shall mean any refund of Income Taxes or Other Taxes, including any reduction in Income Tax Liabilities or Other Tax Liabilities by means of a credit, offset or otherwise.

“Representative” shall mean with respect to a Person, such Person’s officers, directors, employees and other authorized agents.

“Restriction Period” shall mean the period beginning on the date hereof and ending on the twenty five (25) month anniversary of the Distribution Date.

“Separate Return” shall mean (a) in the case of any Income Tax Return or Other Tax Return required to be filed by any member of the SpinCo Group (including any consolidated, combined or unitary return), any such tax return that does not include any member of the Parent Group and (b) in the case of any Income Tax Return or Other Tax Return required to be filed by any member of the Parent Group (including any consolidated, combined or unitary return), any such tax return that does not include any member of the SpinCo Group.

“Separation Agreement” shall have the meaning set forth in the recitals of this Agreement.

“SpinCo Adjustment” shall mean an adjustment of any item of income, gain, loss, deduction or credit attributable to members of the SpinCo Group (including, in the case of any state or local consolidated, combined or unitary income or franchise taxes, a change in one or more apportionment factors of members of the SpinCo Group) pursuant to a Final Determination for a Pre-Distribution Taxable Period.

“SpinCo Board” shall mean the Board of Directors of SpinCo.

“SpinCo Business” shall mean each trade or business actively conducted (within the meaning of Section 355(b) of the Code) by SpinCo or any member of the SpinCo Group immediately after the Spin-Off, as set forth in the Tax Opinion Documents.

“SpinCo Consolidated Group” shall mean the affiliated group of corporations (within the meaning of Section 1504(a) of the Code without regard to the exclusions in Section 1504(b)(1) through (8)) of which SpinCo is the common parent, determined immediately after the Spin-Off (and any predecessor or successor to such affiliated group other than the Parent Consolidated Group).

“SpinCo Group” shall mean (a) SpinCo and each Person that is a direct or indirect Subsidiary of SpinCo (including any Subsidiary of SpinCo that is disregarded for U.S. federal Income Tax purposes (or for purposes of any State, local, or foreign tax law)) immediately after the Spin-Off after giving effect to the Spin-Off-Related Transactions, (b) any corporation (or other Person) that shall have merged or liquidated into SpinCo or any such Subsidiary and (c) any predecessor or successor to any Person otherwise described in this definition.

“SpinCo Separate Return” shall mean any Separate Return required to be filed by SpinCo or any member of the SpinCo Group, including, without limitation, (a) any U.S. consolidated federal Income Tax Returns of the SpinCo Consolidated Group required to be filed with respect to a Post-Distribution Taxable Period and (b) any U.S. consolidated federal Income Tax Returns for any group of which any member of the SpinCo Group was the common parent.

“SpinCo Tax Benefit” shall mean, with respect to any Taxing Jurisdiction, any decrease in Income Tax Liability or Other Tax Liability (or increase in a Refund) Actually Realized with respect to a Combined Return that is attributable to a SpinCo Adjustment.

“SpinCo Tax Liability” shall mean, with respect to any Taxing Jurisdiction, any increase in Income Tax Liability or Other Tax Liability (or reduction in a Refund) Actually Realized with respect to a Combined Return that is attributable to a SpinCo Adjustment.

“Spin-Off” shall mean the distribution of Expedia Common Stock, Expedia Class B Common Stock and Expedia Series A Preferred Stock pursuant to the Reclassification.

“Spin-Off-Related Transactions” shall mean the Contribution together with the Spin-Off.

“Spin-Off Tax Liabilities” shall mean, with respect to any Taxing Jurisdiction, the sum of (a) any increase in Income Tax Liability or Other Tax Liability (or reduction in a Refund) Actually Realized as a result of any corporate-level gain or income recognized with respect to the failure of any of the Spin-Off-Related Transactions to qualify for Tax-Free Status under the income tax laws of such Taxing Jurisdiction pursuant to any settlement, Final Determination, judgment, assessment, proposed adjustment or otherwise, (b) interest on such amounts calculated pursuant to such Taxing Jurisdiction’s laws regarding interest on tax liabilities at the highest Underpayment Rate for corporations in such Taxing Jurisdiction from the date such additional gain or income was recognized until full payment with respect thereto is made pursuant to Section 3 hereof (or in the case of a reduction in a Refund, the amount of interest that would have been received on the foregone portion of the Refund but for the failure of any of the Spin-Off-Related Transactions to qualify for Tax-Free Status), and (c) any penalties actually paid to such Taxing Jurisdiction that would not have been paid but for the failure of any of the Spin-Off-Related Transactions to qualify for Tax-Free Status in such Taxing Jurisdiction.

“Tax Attribute” shall mean a consolidated, combined or unitary net operating loss, net capital loss, unused investment credit, unused foreign tax credit, or excess charitable contribution (as such terms are used in Treasury Regulations 1.1502-79 and 1.1502-79A or comparable provisions of foreign, State or local tax law), or a minimum tax credit or general business credit.

“Tax Authority” shall mean a governmental authority (foreign or domestic) or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including, without limitation, the IRS).

“Tax Benefits” shall have the meaning set forth in Section 3(a) hereof.

“Tax Counsel” shall mean tax counsel of recognized national standing that is acceptable to Parent.

“Tax-Free Status” shall mean the qualification of each of the Spin-Off-Related Transactions, as the case may be, (a) as a transaction described in Sections 355(a) and 368(a)(1)(D) of the Code, (b) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Section 361(c) of the Code, and (c) as a transaction in which Parent, the members of the Parent Group, SpinCo and the members of the SpinCo Group recognize no income or gain other than intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code.

“Taxing Jurisdiction” shall mean the United States and every other government or governmental unit having jurisdiction to tax Parent or SpinCo or any of their respective Affiliates.

“Tax Opinion” shall mean the tax opinion issued by Tax Counsel in connection with the Spin-Off-Related Transactions.

“Tax Opinion Documents” shall mean the Tax Opinion and the information and representations provided by, or on behalf of, Parent or SpinCo to Tax Counsel in connection therewith.

“Tax-Related Losses” shall mean:

(a)                                  the Aggregate Spin-Off Tax Liabilities,

(b)                                 all accounting, legal and other professional fees, and court costs incurred in connection with any settlement, Final Determination, judgment or other determination with respect to such Aggregate Spin-Off Tax Liabilities, and

(c)                                  all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by Parent or SpinCo in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority payable by Parent or SpinCo or their respective Affiliates, in each case, resulting from the failure of any of the Spin-Off-Related Transactions to qualify for Tax-Free Status.

“Underpayment Rate” shall mean the annual rate of interest described in Section 6621(c) of the Code for large corporate underpayments of Income Tax (or similar provision of state, local, or foreign Income Tax law, as applicable), as determined from time to time.

“Unqualified Tax Opinion” shall mean an unqualified opinion of Tax Counsel on which Parent may rely to the effect that a transaction will not disqualify any of the Spin-Off-Related Transactions from Tax-Free Status, assuming that the Spin-Off-Related Transactions would have qualified for Tax-Free Status if such transaction did not occur.

2.                                       Filing of Tax Returns; Payment of Taxes.

(a)                                  Filing of Tax Returns; Payment of Income Taxes and Other Taxes.

(i)                                     Parent Consolidated Returns; Other Combined Returns.  Parent shall prepare and file or cause to be prepared and filed (A) all U.S. consolidated federal Income Tax Returns of the Parent Consolidated Group and (B) all other Combined Returns.  Except as provided in Section (2)(a)(ii) hereof, Parent shall pay, or cause to be paid, and shall be responsible for, any and all Income Taxes and Other Taxes due or required to be paid with respect to or required to be reported on any such Income Tax Return or Other Tax Return (in each case, excluding any amounts which are SpinCo Tax Liabilities or otherwise attributable to SpinCo Adjustments).

(ii)                                  SpinCo Adjustments.  SpinCo shall pay, or cause to be paid, and shall be responsible for, any SpinCo Tax Liabilities.  Other than in connection with the initial filing of Combined Returns and the payment of the tax liability shown as due thereon provided for in Section 2(a)(i) hereof, SpinCo shall be responsible for all SpinCo Tax Liabilities and shall be entitled to all SpinCo Tax Benefits.

(iii)                               Parent Separate Returns.  Parent shall prepare and file or cause to be prepared and filed all Parent Separate Returns.  Parent shall pay, or cause to be paid, and shall be responsible for, any and all Income Taxes or Other Taxes due or required to be paid with respect to or required to be reported on any Parent Separate Return (including any increase in such Income Tax Liabilities or Other Tax Liabilities as a result of a Final Determination).

(iv)                              SpinCo Separate Returns.  SpinCo shall prepare and file or cause to be prepared and filed all SpinCo Separate Returns.  SpinCo shall pay, or cause to be paid, and shall be responsible for, any and all Income Taxes or Other Taxes due or required to be paid with respect to or required to be reported on any SpinCo Separate Return (including any increase in such Income Tax Liabilities or Other Tax Liabilities as a result of a Final Determination).

(b)                                 Preparation of Tax Returns.

(i)                                     Parent (or its designee) shall determine the entities to be included in any Combined Return and make or revoke any Income Tax elections, adopt or change any accounting methods, and determine any other position taken on or in respect of any Income Tax Return or Other Tax Return required to be prepared and filed by Parent pursuant to Section 2(a)(i).  Notwithstanding the immediately preceding sentence, any Income Tax Return or Other Tax Return filed by Parent pursuant to Section 2(a)(i) with respect to any Pre-Closing Taxable Period shall, to the extent relating to SpinCo or the SpinCo Group, be prepared consistent with Parent’s past practice for the filing of such returns and shall not include any tax election relating to SpinCo or the SpinCo Group that is inconsistent with past practice (or, where no such past practice exists, shall not reflect any tax return position or include any tax election that would materially adversely affect SpinCo or the SpinCo Group), except to the extent that SpinCo consents to such tax return position or tax election (such consent not to be unreasonably withheld); provided, however, that, for the avoidance of doubt, the allocation and pro-ration of items of income, gain, loss, deduction and credit for the period which includes the Spin-Off  shall (to the extent allowable) be determined by Parent in its sole discretion in accordance with Treasury Regulation Section 1.1502-76(b).  SpinCo shall, and shall cause each member of the SpinCo Group to, prepare and submit at Parent’s request (but in no event later than 90 days after such request), at SpinCo’s expense, all information that Parent shall reasonably request, in such form as Parent shall reasonably request including any such information requested to enable Parent to prepare any Income Tax Returns or Other Tax Return required to be filed by Parent pursuant to Section 2(a)(i).  Parent shall make any such Income Tax Return or Other Tax Return and related workpapers available for review by SpinCo to the extent such return relates to Taxes for which SpinCo would reasonably be expected to be liable or with respect to which SpinCo would reasonably be expected to have a claim.  If practicable, Parent shall make such return available for review sufficiently in advance of the due date for filing such return to provide SpinCo an opportunity to analyze and comment on such return.  Parent and SpinCo shall attempt in good faith to resolve any issues arising out of the review of such return.

(ii)                                  Except as required by applicable law or as a result of a Final Determination, neither Parent nor SpinCo shall (nor shall cause or permit any members of the Parent Group or SpinCo Group, respectively, to) take any position that is either inconsistent with the treatment of the Spin-Off-Related Transactions as having Tax-Free Status (or analogous status under State, local or foreign law) or, with respect to a specific item of income, deduction, gain, loss, or credit on an Income Tax Return or Other Tax Return, treat such specific item in a manner which is inconsistent with the manner such specific item is reported on an Income Tax Return or Other Tax Return prepared or filed by Parent pursuant to Section 2(a) hereof (including, without limitation, the claiming of a deduction previously claimed on any such Income Tax Return or Other Tax Return).

3.                                       Indemnification for Income Taxes and Other Taxes.

(a)                                  Indemnification by Parent.  From and after the Distribution Date, except as provided in Section 3(b), Parent and each member of the Parent Group shall jointly and severally indemnify, defend and hold harmless SpinCo and each member of the SpinCo Group and each of their respective Representatives and Affiliates (and the heirs, executors, successors and assigns of any of them) from and against (i) all Spin-Off Tax Liabilities incurred by any member of the Parent Group, (ii) without duplication, all Income Tax Liabilities, and Other Tax Liabilities that any member of the Parent Group is responsible for pursuant to Section 2, and (iii) all Income Taxes and Other Taxes, Spin-Off Tax Liabilities and Tax-Related Losses incurred by any member of the Parent Group or SpinCo Group by reason of the breach by Parent or any member of the Parent Group of any of Parent’s representations or covenants hereunder or made in connection with the Tax Opinion and, in each case, any related costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses); provided, however, that neither Parent nor any member of the Parent Group shall have any obligation to indemnify, defend or hold harmless any Person pursuant to this Section 3(a) to the extent that such indemnification obligation is otherwise attributable to any breach by SpinCo or any member of the SpinCo Group of any of SpinCo’s representations or covenants hereunder (including any representations made in connection with the Tax Opinion).  If the indemnification obligation of Parent or any member of the Parent Group under this Section 3(a) (or the adjustment giving rise to such indemnification obligation) results in (i) increased deductions, losses, or credits, or (ii) decreases in income, gains or recapture of Tax credits (“Tax Benefits”) to SpinCo or any member of the SpinCo Group, which would not, but for the indemnification obligation (or the adjustment giving rise to such indemnification obligation), be allowable, then SpinCo shall pay Parent the amount by which such Tax Benefit actually reduces, in cash, the amount of Tax that SpinCo or any member of the SpinCo Group would have been required to pay and bear (or increases, in cash, the amount of Tax refund to which SpinCo or any member of the SpinCo Group would have been entitled) but for such indemnification obligation (or adjustment giving rise to such indemnification obligation).  SpinCo shall pay Parent for such Tax Benefit no later than five days after such Tax Benefit is Actually Realized.

(b)                                 Indemnification by SpinCo.  From and after the Distribution Date, SpinCo and each member of the SpinCo Group shall jointly and severally indemnify, defend and hold harmless Parent and each member of the Parent Group and each of their respective Representatives and Affiliates (and the heirs, executors, successors and assigns of any of them) from and against (i) all SpinCo Tax Liabilities, Income Tax Liabilities, Other Tax Liabilities, Spin-Off Tax Liabilities and Tax-Related Losses that SpinCo or any member of the SpinCo Group is responsible for under Section 2 or Section 4 (including, without limitation, any Income Tax Liabilities, Other Tax Liabilities or Spin-Off Tax Liabilities or Tax-Related Losses arising with respect to a Permitted Transaction for which SpinCo is liable pursuant to Section 4(e)(i)) and (ii) all Income Taxes, Other Taxes, Spin-Off Tax Liabilities and other Tax-Related Losses incurred by any member of the Parent Group or SpinCo Group by reason of the breach by SpinCo or any member of the SpinCo Group of any of SpinCo’s representations or covenants hereunder (including any representations made in connection with the Tax Opinion) and, in each case, any related costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses).  If the indemnification obligation of SpinCo or any member of the SpinCo Group under this Section 3(b) (or the adjustment giving rise to such indemnification obligation) results in a Tax Benefit to Parent or any member of the Parent Group, which would not, but for the Tax which is the subject of the indemnification obligation (or the adjustment giving rise to such indemnification obligation), be allowable, then Parent shall pay SpinCo the amount by which such Tax Benefit actually reduces, in cash, the amount of Tax that Parent or any member of the Parent Group would have been required to pay and bear (or increases, in cash, the amount of Tax refund to which Parent or any member of the Parent Group would have been entitled) but for such indemnification (or adjustment giving rise to such indemnification obligation).  Parent shall pay SpinCo for such Tax Benefit no later than five days after such Tax Benefit is Actually Realized.

(c)                                  Timing of Indemnification.  Any payment and indemnification made pursuant to this Section 3 (other than a payment for any Tax Benefit, the timing of which is provided in Sections 3(a) and 3(b) above) shall be made by the Indemnifying Party promptly, but, in any event, no later than:

(i)                                     in the case of an indemnification obligation with respect to any SpinCo Tax Liabilities, Spin-Off Tax Liabilities, Income Tax Liabilities or Other Tax Liabilities, the later of (A) five Business Days after the Indemnified Party notifies the Indemnifying Party and (B) five Business Days prior to the date the Indemnified Party is required to make a payment of taxes, interest, or penalties to the applicable Tax Authority (including a payment with respect to an assessment of a tax deficiency by any Taxing

Jurisdiction or a payment made in settlement of an asserted tax deficiency) or realizes a reduced Refund; and

(ii)                                  in the case of any payment or indemnification of any Losses not otherwise described in clause (i) of this Section 3(c) (including, but not limited to, any Losses described in clause (b) or (c) of the definition of Tax-Related Losses, attorneys’ fees and expenses and other indemnifiable Losses), the later of (A) five Business Days after the Indemnified Party notifies the Indemnifying Party and (B) five Business Days prior to the date the Indemnified Party makes a payment thereof.

4.                                       Spin-Off Related Matters.

(a)                                  Representations.

(i)                                     Tax Opinion Documents.  SpinCo hereby represents and warrants that (A) it has examined the Tax Opinion Documents (including, without limitation, the representations to the extent that they relate to the plans, proposals, intentions, and policies of SpinCo, its Subsidiaries, the SpinCo Business, or the SpinCo Group) and (B) to the extent in reference to SpinCo, its Subsidiaries, the SpinCo Business, or the SpinCo Group, the facts presented and the representations made therein are true, correct and complete.

(ii)                                  Tax-Free Status.  SpinCo hereby represents and warrants that it has no plan or intention of taking any action, or failing to take any action or knows of any circumstance, that could reasonably be expected to (A) cause any of the Spin-Off-Related Transactions not to have Tax-Free Status or (B) cause any representation or factual statement made in this Agreement, the Separation Agreement, the Tax Opinion Documents or any of the Ancillary Agreements to be untrue in a manner that would have an adverse effect on the Tax-Free Status of any of the Spin-Off-Related Transactions.

(iii)                               Plan or Series of Related Transactions.  SpinCo hereby represents and warrants that, to the best knowledge of SpinCo, after due inquiry, none of the Spin-Off-Related Transactions are part of a plan (or series of related transactions) pursuant to which a Person will acquire stock representing a Fifty-Percent or Greater Interest in SpinCo or any successor to SpinCo.

(b)                                 Covenants.

(i)                                     Actions Consistent with Representations and Covenants.  Neither Parent nor SpinCo shall take any action or permit any member of the Parent Group or the SpinCo Group, respectively, to take any action, or shall fail to take any action or permit any member of the Parent Group or the SpinCo Group, respectively, to fail to take any action, where such action or failure to act would be inconsistent with or cause to be untrue any material information, covenant or representation in this Agreement, the Separation Agreement, the Tax Opinion Documents or any of the Ancillary Agreements.

(ii)                                  Preservation of Tax-Free Status; SpinCo Business.  SpinCo shall not (A) take any action (including, but not limited to, any cessation, transfer or disposition of all or any portion of any SpinCo Business; payment of extraordinary dividends; and

acquisitions or issuances of stock) or permit any member of the SpinCo Group to take any such action, and SpinCo shall not fail to take any such action or permit any member of the SpinCo Group to fail to take any such action, in each case, unless such action or failure to act could not reasonably be expected to cause any of the Spin-Off-Related Transactions not to have Tax-Free Status or could not require Parent or SpinCo to reflect a liability or reserve with respect to any of the Spin-Off-Related Transactions in its financial statements, and (B) until the first day after the Restriction Period, engage in any transaction (including, without limitation, any cessation, transfer or disposition of all or any portion of any SpinCo Business) that could reasonably be expected to result in it or any member of the SpinCo Group ceasing to be a company engaged in any SpinCo Business.

(iii)                               Sales, Issuances and Redemptions of Equity Securities. Until the first day after the Restriction Period, none of SpinCo or any member of the SpinCo Group shall, or shall agree to, sell or otherwise issue to any Person, or redeem or otherwise acquire from any Person, any Equity Securities of SpinCo or any member of the SpinCo Group; provided, however, that (A) the adoption by SpinCo of a shareholder rights plan shall not constitute a sale or issuance of such Equity Securities, (B) SpinCo and the members of the SpinCo Group may repurchase such Equity Securities to the extent that such repurchases meet the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30, (C) SpinCo may issue such Equity Securities to the extent such issuances satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d), and (D) members of the SpinCo Group may issue or sell Equity Securities to other members of the SpinCo Group, and may redeem or purchase Equity Securities from other members of the SpinCo group, in each case, to the extent not inconsistent with the Tax-Free Status of the Spin-Off-Related Transactions; provided, that, SpinCo shall not be permitted to issue or redeem Equity Securities pursuant to this clause (D).

(iv)                              Tender Offers; Other Business Transactions. Until the first day after the Restriction Period, none of SpinCo or any member of the SpinCo Group shall (A) solicit any Person to make a tender offer for, or otherwise acquire or sell, the Equity Securities of SpinCo, (B) participate in or support any unsolicited tender offer for, or other acquisition, issuance or disposition of, the Equity Securities of SpinCo or (C) approve or otherwise permit any proposed business combination or any transaction which, in the case of clauses (A), (B) or (C), individually or in the aggregate, together with any transaction occurring within the four-year period beginning on the date which is two years before the Distribution Date and any other transaction which is part of a plan or series of related transactions (within the meaning of Section 355(e) of the Code) that includes the Spin-Off, could result in one or more Persons acquiring (except for acquisitions that otherwise satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d)) directly or indirectly stock representing a 40% or greater interest, by vote or value, in SpinCo (or any successor thereto).  In addition, none of SpinCo or any member of the SpinCo Group shall at any time, whether before or subsequent to the expiration of the Restriction Period, engage in any action described in clauses (A), (B) or (C) of the preceding sentence if it is pursuant to an arrangement negotiated (in whole or in part) prior to the first anniversary of the Spin-Off, even if at the time of the Spin-Off or thereafter such action is subject to various conditions.

(v)                                 Dispositions of Assets. Until the first day after the Restriction Period, none of SpinCo or any member of the SpinCo Group shall sell, transfer, or otherwise dispose of or agree to dispose of assets (including, for such purpose, any shares of capital stock of a Subsidiary and any transaction treated for tax purposes as a sale, transfer or disposition) that, in the aggregate, constitute more than 30% of the gross assets of SpinCo, nor shall SpinCo or any member of the SpinCo Group sell, transfer, or otherwise dispose of or agree to dispose of assets (including, for such purpose, any shares of capital stock of a Subsidiary and any transaction treated for tax purposes as a sale, transfer or disposition) that, in the aggregate, constitute more than 30% of the consolidated gross assets of the SpinCo Group.  The foregoing sentence shall not apply to (A) sales, transfers, or dispositions of assets in the ordinary course of business, (B) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, or (C) any assets transferred to a Person that is disregarded as an entity separate from the transferor for federal income tax purposes.  The percentages of gross assets or consolidated gross assets of SpinCo or the SpinCo Group, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of SpinCo and the members of the SpinCo Group as of the Distribution Date.  For purposes of this Section 4(b)(v), a merger of SpinCo or one of its Subsidiaries with and into any Person shall constitute a disposition of all of the assets of SpinCo or such Subsidiary.  Notwithstanding anything in this Section 4(b)(v) to the contrary, following the Spin-Off, SpinCo shall be permitted to make certain sales, transfers, and other dispositions of assets, in each case, solely in the manner described on Schedule 4(b) hereto.

(vi)                              Liquidations, Mergers, Reorganizations. Until the first day after the Restriction Period, neither SpinCo nor any of its Subsidiaries shall, or shall agree to, voluntarily dissolve or liquidate or engage in any transaction involving a merger (except for a Cash Acquisition Merger), consolidation or other reorganization; provided, that, mergers of direct or indirect wholly-owned Subsidiaries of SpinCo solely with and into SpinCo or with other direct or indirect wholly-owned Subsidiaries of SpinCo, and liquidations of SpinCo’s subsidiaries are not subject to this Section 4(b)(vi) to the extent not inconsistent with the Tax-Free Status of the Spin-Off-Related Transactions.  Notwithstanding anything in this Section 4(b)(vi) to the contrary, following the Spin-Off, SpinCo shall be permitted to engage in certain transactions involving liquidations or reorganizations, in each case, solely in the manner described on Schedule 4(b) hereto.

(c)                                  Permitted Transactions.

Notwithstanding the restrictions otherwise imposed by Sections 4(b)(iii) through 4(b)(vi), during the Restriction Period, SpinCo may (i) issue, sell, redeem or otherwise acquire (or cause a member of the SpinCo Group to issue, sell, redeem or otherwise acquire) Equity Securities of SpinCo or any member of the SpinCo Group in a transaction that would otherwise breach the covenant set forth in Section 4(b)(iii), (ii) approve, participate in, support or otherwise permit a proposed business combination or transaction that would otherwise breach the covenant set forth in Section 4(b)(iv), (iii) sell or otherwise dispose of the assets of SpinCo or any member of the SpinCo Group in a transaction that would otherwise breach the covenant set forth in Section 4(b)(v), or (iv) merge SpinCo or any member of the SpinCo Group with another entity without regard to which party is the surviving entity in a transaction that would otherwise breach the covenant set forth in Section 4(b)(vi), if and only if such transaction would not violate Section 4(b)(i) or Section 4(b)(ii) and prior to entering into any agreement contemplating a transaction described in clauses (i), (ii), (iii) or (iv), and prior to consummating any such transaction: (X) SpinCo shall provide Parent with an Unqualified Tax Opinion in form and substance satisfactory to Parent in its sole and absolute discretion, exercised in good faith (and in determining whether an opinion is satisfactory, Parent may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations if used as a basis for the opinion) or (Y) SpinCo shall request that Parent obtain a Private Letter Ruling in accordance with Section 4(d)(ii) of this Agreement to the effect that such transaction will not affect the Tax-Free Status of any of the Spin-Off-Related Transactions and Parent shall have received such a Private Letter Ruling, in form and substance satisfactory to Parent in its discretion, exercised in good faith.

(d)                                 Private Letter Rulings and Restrictions on SpinCo.

(i)                                     Private Letter Ruling at Parent’s Request.  Parent shall have the right to obtain a Private Letter Ruling in its discretion, exercised in good faith.  If Parent determines to obtain a Private Letter Ruling, SpinCo shall (and shall cause each member of the SpinCo Group to) cooperate with Parent and take any and all actions reasonably requested by Parent in connection with obtaining the Private Letter Ruling (including, without limitation, by making any representation or covenant or providing any materials or information requested by any Tax Authority; provided that SpinCo shall not be required to make (or cause any member of the SpinCo Group to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control).  In connection with obtaining a Private Letter Ruling pursuant to this Section 4(d)(i), (A) Parent shall, to the extent practicable,  consult with SpinCo reasonably in advance of taking any material action in connection therewith; (B) Parent shall (1) reasonably in advance of the submission of any Ruling Documents or Private Letter Ruling Documents, provide SpinCo with a draft copy thereof, (2) reasonably consider SpinCo’s comments on such draft copy, and (3) provide SpinCo with a final copy; and (C) Parent shall provide SpinCo with notice reasonably in advance of, and SpinCo shall have the right to attend and participate in, any formally scheduled meetings with any Tax Authority (subject to the approval of the Tax Authority) that relate to such Private Letter Ruling.

(ii)                                  Private Letter Rulings at SpinCo’s Request.  Parent agrees that at the reasonable request of SpinCo pursuant to Section 4(c), Parent shall (and shall cause each member of the Parent Group to) cooperate with SpinCo and use its reasonable best efforts to seek to obtain, as expeditiously as possible, a Private Letter Ruling from the IRS and/or any other applicable Tax Authority for the purpose of confirming compliance on the part of SpinCo or any member of the SpinCo Group with its obligations under Section 4(b) of this Agreement.  Further, in no event shall Parent be required to file any request for a Private Letter Ruling under this Section 4(d)(ii) unless SpinCo represents that (A) it has read the request for the Private Letter Ruling and any materials, appendices and exhibits submitted or filed therewith, and (B) all information and representations, if any, relating to any member of the SpinCo Group, contained in the Private Letter Ruling Documents are true, correct and complete in all material respects.  SpinCo shall reimburse Parent for all reasonable costs and expenses incurred by the Parent Group in obtaining a Private Letter Ruling requested by SpinCo within 10 Business Days after receiving an invoice from Parent therefor.  SpinCo hereby agrees that Parent shall have sole and exclusive control over the process of obtaining a Private Letter Ruling, and that only Parent shall apply for a Private Letter Ruling.  In connection with obtaining a Private Letter Ruling pursuant to this Section 4(d)(ii), (A) Parent shall, to the extent practicable, consult with SpinCo reasonably in advance of taking any material action in connection therewith; (B) Parent shall (1) reasonably in advance of the submission of any Private Letter Ruling Documents, provide SpinCo with a draft copy thereof, (2) reasonably consider SpinCo’s comments on such draft copy, and (3) provide SpinCo with a final copy; and (C) Parent shall provide SpinCo with notice reasonably in advance of, and SpinCo shall have the right to attend and participate in, any formally scheduled meetings with any Tax Authority (subject to the approval of the Tax Authority) that relate to such Private Letter Ruling.

(iii)                               Prohibition on SpinCo.  SpinCo hereby agrees that, except to the extent permitted by Section 4(d)(ii), neither it nor any member of the SpinCo Group shall seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) concerning any of the Spin-Off-Related Transactions (or the impact of any transaction on any of the Spin-Off-Related Transactions).

(e)                                  Liability of SpinCo for Undertaking Certain Actions.  Notwithstanding anything in this Agreement to the contrary, SpinCo and each member of the SpinCo Group shall be responsible for any and all Tax-Related Losses that are attributable to, or result from:

(i)                                     any act or failure to act by SpinCo or any member of the SpinCo Group, which action or failure to act breaches any of the covenants described in Section 4(b)(i) through 4(b)(vi) of this Agreement (determined without regard to the exceptions or provisos set forth in such provisions or in Section 4(c), so that SpinCo and each member of the SpinCo Group shall be responsible for any and all Tax-Related Losses even if such Tax-Related Losses are attributable to or result from any act or failure to act pursuant to an exception or proviso described in Section 4(b)(i) through 4(b)(vi) or in Section 4(c)), expressly including, for this purpose, any Permitted Transaction and any act or failure to act that breaches Section 4(b)(i) or 4(b)(ii), regardless of whether such act or failure to act is permitted by Section 4(b)(iii) through 4(b)(vi);

(ii)                                  any acquisition of Equity Securities of SpinCo or any member of the SpinCo Group by any Person or Persons (including, without limitation, as a result of an issuance of SpinCo Equity Securities or a merger of another entity with and into SpinCo or any member of the SpinCo Group) or any acquisition of assets of SpinCo or any member of the SpinCo Group (including, without limitation, as a result of a merger) by any Person or Persons; and

(iii)                               Tax Counsel withdrawing all or any portion of the Tax Opinion or any Tax Authority withdrawing all or any portion of a Private Letter Ruling issued to Parent in connection with the Spin-Off-Related Transactions because of a breach by SpinCo or any member of the SpinCo Group of a representation made in this Agreement (or made in connection with the Tax Opinion or any Private Letter Ruling).

(f)                                    Cooperation.

(i)                                     Without limiting the prohibition set forth in Section 4(d)(iii), until the first day after the Restriction Period, SpinCo shall furnish Parent with a copy of any ruling request that any member of the SpinCo Group may file with the IRS or any other Tax Authority and any opinion received that in any respect relates to, or otherwise reasonably could be expected to have any effect on, the Tax-Free Status of any of the Spin-Off-Related Transactions.

(ii)                                  Parent shall reasonably cooperate with SpinCo in connection with any request by SpinCo for an Unqualified Tax Opinion pursuant to Section 4(c).

(iii)                               Until the first day after the Restriction Period, SpinCo will provide adequate advance notice to Parent in accordance with the terms of Section 4(f)(iv) of any action described in Sections 4(b)(i) through 4(b)(vi) within a period of time sufficient to enable Parent to seek injunctive relief pursuant to Section 4(g) in a court of competent jurisdiction.

(iv)                              Each notice required by Section 4(f)(iii) shall set forth the terms and conditions of any such proposed transaction, including, without limitation, (A) the nature of any related action proposed to be taken by the board of directors of SpinCo, (B) the approximate number of Equity Securities (and their voting and economic rights) of SpinCo or any member of the SpinCo Group (if any) proposed to be sold or otherwise issued, (C) the approximate value of SpinCo’s assets (or assets of any member of the SpinCo Group) proposed to be transferred, and (D) the proposed timetable for such transaction, all with sufficient particularity to enable Parent to seek such injunctive relief.  Promptly, but in any event within 30 days, after Parent receives such written notice from SpinCo, Parent shall notify SpinCo in writing of Parent’s decision to seek injunctive relief pursuant to Section 4(g).

(v)                                 From and after the date Parent first requests a Private Letter Ruling pursuant to Section 4(d) until the first day after the two-year anniversary of such date that Parent receives such Private Letter Ruling (pursuant to Section 4(d)(i) or 4(d)(ii)), neither SpinCo nor any member of the SpinCo Group shall take (or refrain from taking) any action to the extent that such action or inaction would have caused a representation given by SpinCo in connection with any such request for a Private Letter Ruling to have been untrue as of the relevant representation date, had SpinCo or any member of the SpinCo Group intended to take (or refrain from taking) such action on the relevant representation date.

(g)                                 Enforcement.  The parties hereto acknowledge that irreparable harm would occur in the event that any of the provisions of this Section 4 were not performed in accordance with their specific terms or were otherwise breached.  The parties hereto agree that, in order to preserve the Tax-Free Status of the Spin-Off-Related Transactions, injunctive relief is appropriate to prevent any violation of the foregoing covenants; provided, however, that injunctive relief shall not be the exclusive legal or equitable remedy for any such violation.

5.                                       Refunds.  Parent shall be entitled to all Refunds (and any interest thereon received from the applicable Tax Authority) in respect of Income Taxes and Other Taxes paid with respect to any Tax Return filed by Parent or any member of the Parent Group (other than any SpinCo Separate Return filed prior to the Closing Date), except to the extent such Refunds are solely attributable to SpinCo Tax Benefits.  SpinCo shall be entitled to all Refunds (and any interest thereon received from the applicable Tax Authority) in respect of Income Taxes and Other Taxes paid with respect to any Tax Return filed by SpinCo or any member of the SpinCo Group (including, without limitation, any SpinCo Separate Return filed before the Closing Date) or which are solely attributable to SpinCo Tax Benefits.  A party receiving a Refund to which another party is entitled pursuant to this Section 5 shall pay the amount to which such other party is entitled within fifteen Business Days after such Refund is Actually Realized.  Each of Parent and SpinCo shall cooperate with the other party in connection with any claim for Refund in respect of an Income Tax or Other Tax for which any member of the Parent Group or the SpinCo Group, as the case may be, is responsible pursuant to Section 2.

6.                                       Tax Contests.

(a)                                  Notification.  Each of Parent and SpinCo shall notify the other party in writing of any communication with respect to any pending or threatened Proceeding in connection with an Income Tax Liability or Other Tax Liability (or any issue related thereto) of Parent or any member of the Parent Group, or SpinCo or any member of the SpinCo Group, respectively, for which a member of the SpinCo Group or the Parent Group, respectively, may be responsible pursuant to this Agreement within ten (10) Business Days of receipt; provided, however, that in the case of any Distribution-Related Proceeding (whether or not SpinCo or Parent may be responsible thereunder), such notice shall be provided no later than ten (10) Business Days after Parent or SpinCo, as the case may be, first receives written notice from the IRS or other Tax Authority of such Distribution-Related Proceeding).  Each of Parent and SpinCo shall include with such notification a true, correct and complete copy of any written communication, and an accurate and complete written summary of any oral communication, received by Parent or a member of the Parent Group, or SpinCo or a member of the SpinCo Group, respectively.  The failure of Parent or SpinCo timely to forward such notification in accordance with the immediately preceding sentence shall not relieve SpinCo or Parent, respectively, of any obligation to pay such Income Tax Liability or Other Tax Liability or indemnify Parent and the members of the Parent Group, or SpinCo and the members of the SpinCo Group, respectively, and their respective Representatives, Affiliates, successors and assigns therefor, except to the extent that the failure timely to forward such notification actually prejudices the ability of SpinCo or Parent to contest such Income Tax Liability or Other Tax Liability or increases the amount of such Income Tax Liability or Other Tax Liability.

(b)                                 Representation with Respect to Tax Disputes.  Parent (or such member of the Parent Group as Parent shall designate) shall have the sole right to represent the interests of the members of the Parent Group and the members of the SpinCo Group and to employ counsel of its choice at its expense in any Proceeding relating to (i) any U.S. consolidated federal Income Tax Returns of the Parent Consolidated Group, (ii) any other

Combined Returns and (iii) any Parent Separate Returns.  SpinCo (or such member of the SpinCo Group as SpinCo shall designate) shall have the sole right to represent the interests of the members of the SpinCo Group and to employ counsel of its choice at its expense in any Proceeding relating to SpinCo Separate Returns.

(c)                                  Power of Attorney.  Each member of the SpinCo Group shall execute and deliver to Parent (or such member of the Parent Group as Parent shall designate) any power of attorney or other document requested by Parent (or such designee) in connection with any Proceeding described in the first sentence of Section 6(b).

(d)                                 Distribution-Related Proceedings, Proceedings with Respect to SpinCo Tax Liabilities.

(i)                                     In the event of any Distribution-Related Proceeding or Proceeding relating to a SpinCo Tax Liability as a result of which SpinCo could reasonably be expected to become liable for Tax or any Tax-Related Losses and with respect to which Parent has the right to represent the interests of the members of the Parent Group and/or the members of the SpinCo Group pursuant to Section 6(b) above, (A) Parent shall consult with SpinCo reasonably in advance of taking any significant action in connection with such Proceeding, (B) Parent shall consult with SpinCo and offer SpinCo a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Proceeding, (C) Parent shall defend such Proceeding diligently and in good faith as if it were the only party in interest in connection with such Proceeding, and (D) Parent shall provide SpinCo copies of any written materials relating to such Proceeding received from the relevant Tax Authority.  Notwithstanding anything in the preceding sentence to the contrary, the final determination of the positions taken, including with respect to settlement or other disposition, in (i) any Distribution-Related Proceeding, or (ii) any other Proceeding relating to a SpinCo Tax Liability, which other Proceeding would not reasonably be expected to result in a liability for additional Taxes in an amount exceeding five (5) million dollars for a single tax year, shall be made in the sole discretion of Parent and shall be final and not subject to the dispute resolution provisions of Article 9.  With respect to any Proceeding relating to a SpinCo Tax Liability (other than any Distribution-Related Proceeding), which could reasonably be expected to result in a liability for additional Taxes in an amount exceeding five (5) million dollars for a single tax year, SpinCo shall be entitled to participate in such Proceeding, and Parent shall not settle, compromise or abandon any such Proceeding without obtaining the prior written consent of SpinCo, which consent shall not be unreasonably withheld.

(ii)                                  In the event of any Distribution-Related Proceeding with respect to any SpinCo Separate Return, (A) SpinCo shall consult with Parent reasonably in advance of taking any significant action in connection with such Proceeding, (B) SpinCo shall consult with Parent and offer Parent a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Proceeding, (C) SpinCo shall defend such Proceeding diligently and in good faith as if it were the only party in interest in connection with such Proceeding, (D) Parent shall be entitled to participate in such Proceeding and receive copies of any written materials relating to such Proceeding received from the relevant Tax Authority, and (E) SpinCo shall not settle, compromise or abandon any such

Proceeding without obtaining the prior written consent of Parent, which consent shall not be unreasonably withheld.

7.                                       Apportionment of Tax Attributes; Carrybacks.

(a)                                  Apportionment of Tax Attributes.

(i)                                     If the Parent Consolidated Group has a Tax Attribute, the portion, if any, of such Tax Attribute apportioned to SpinCo or any member of the SpinCo Consolidated Group and treated as a carryover to the first Post-Distribution Taxable Period of SpinCo (or such member) shall be determined by Parent in accordance with Treasury Regulation Sections 1.1502-21, 1.1502-21T, 1.1502-22, 1.1502-79 and, if applicable, 1.1502-79A.

(ii)                                  No Tax Attribute with respect to consolidated U.S. federal Income Tax of the Parent Consolidated Group, other than those described in Section 7(a)(i), and no Tax Attribute with respect to consolidated, combined or unitary State, local, or foreign Income Tax, in each case, arising in respect of a Combined Return shall be apportioned to SpinCo or any member of the SpinCo Group, except as Parent (or such member of the Parent Group as Parent shall designate) determines is otherwise required under applicable law.

(iii)                               Parent (or its designee) shall determine the portion, if any, of any Tax Attribute which must (absent a Final Determination to the contrary) be apportioned to SpinCo or any member of the SpinCo Group in accordance with this Section 7(a) and applicable law, and the amount of tax basis and earnings and profits to be apportioned to SpinCo or any member of the SpinCo Group in accordance with applicable law, and shall provide written notice of the calculation thereof to SpinCo as soon as practicable after the information necessary to make such calculation becomes available to Parent.

(iv)                              Except as otherwise required by applicable law or pursuant to a Final Determination, SpinCo shall not take any position (whether on a Tax Return or otherwise) that is inconsistent with the information contained in the written notice delivered by Parent pursuant to Section 7(a)(iii).

(b)                                 Carrybacks.  Except to the extent otherwise consented to by Parent or prohibited by applicable law, SpinCo shall elect to relinquish, waive or otherwise forgo all Carrybacks.  In the event that SpinCo (or the appropriate member of the SpinCo Group) is prohibited by applicable law to relinquish, waive or otherwise forgo a Carryback (or Parent consents to a Carryback), (i) Parent shall cooperate with SpinCo, at SpinCo’s expense, in seeking from the appropriate Tax Authority such Refund as reasonably would result from such Carryback, and (ii) SpinCo shall be entitled to any Income Tax Benefit Actually Realized by a member of the Parent Group (including any interest thereon received from such Tax Authority), to the extent that such Refund is directly attributable to such Carryback, within 15 Business Days after such Refund is Actually Realized; provided, however, that SpinCo shall indemnify and hold the members of the Parent Group harmless from and against any and all collateral tax consequences resulting from or caused by any such Carryback, including (but not limited to) the loss or postponement of any benefit from the use of tax attributes generated by a member of the Parent Group or an Affiliate thereof if (x) such tax attributes expire unutilized, but would have been utilized but for such Carryback, or (y) the use of such tax attributes is postponed to a later taxable period than the taxable period in which such tax attributes would have been utilized but for such Carryback.  If there is a Final Determination that results in any change to or adjustment of an Income Tax Benefit Actually Realized by a member of the Parent Group that is directly attributable to a Carryback, then Parent (or its designee) shall make a payment to SpinCo, or SpinCo shall make a payment to Parent (or its designee), as may be necessary to adjust the payments between SpinCo and Parent (or its designee) to reflect the payments that would have been made under this Section 7(b) had the adjusted amount of such Income Tax Benefit been taken into account in computing the payments due under this Section 7(b).

8.                                       Cooperation and Exchange of Information.

(a)                                  Cooperation and Exchange of Information.  Each of Parent and SpinCo, on behalf of itself and each member of the Parent Group and the SpinCo Group, respectively, agrees to provide the other party (or its designee) with such cooperation or information as such other party (or its designee) reasonably shall request in connection with the determination of any payment or any calculations described in this Agreement, the preparation or filing of any Income Tax Return or Other Tax Return or claim for Refund, or the conduct of any Proceeding.  Such cooperation and information shall include, without limitation, upon reasonable notice (i) promptly forwarding copies of appropriate notices and forms or other communications (including, without limitation, information document requests, revenue agent’s reports and similar reports, notices of proposed adjustments and notices of deficiency) received from or sent to any Tax Authority or any other administrative, judicial or governmental authority, (ii) providing copies of all relevant Income Tax Returns or Other Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Tax Authority, and such other records concerning the ownership and tax basis of property, or other relevant information, (iii) the provision of such additional information and explanations of documents and information provided under this Agreement (including statements, certificates, forms, returns and schedules delivered by either party) as shall be reasonably requested by Parent (or its designee) or SpinCo (or its designee), as the case may be, (iv) the execution of any document that may be necessary or reasonably helpful in connection with the filing of an Income Tax Return or Other Tax Return, a claim for a Refund, or in connection with any Proceeding, including such waivers, consents or powers of attorney as may be necessary for Parent or SpinCo, as the case may be, to exercise its rights under this Agreement, and (v) the use of Parent’s or SpinCo’s, as the case may be, reasonable efforts to obtain any documentation from a governmental authority or a third party that may be necessary or reasonably helpful in connection with any of the foregoing.  It is expressly the intention of the parties to this Agreement to take all actions that shall be necessary to establish Parent as the sole agent for Income Tax or Other Tax purposes of each member of the SpinCo Group with respect to all Combined Returns.  Upon reasonable notice, each of Parent and SpinCo shall make its, or shall cause the members of the Parent Group or the SpinCo Group, as applicable, to make their, employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.  Any information obtained under this Section 8 shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Income Tax Returns or Other Tax Returns or claims for Refund or in conducting any Proceeding.

(b)                                 Retention of Records.  Each of Parent and SpinCo agrees to retain all Income Tax Returns and Other Tax Returns, related schedules and workpapers, and all material records and other documents as required under Section 6001 of the Code and the regulations promulgated thereunder (and any similar provision of State, local, or foreign law) existing on the date hereof or created in respect of (i) any taxable period that ends on or before or includes the Distribution Date or (ii) any taxable period that may be subject to a claim hereunder until the later of (A) the expiration of the statute of limitations (including extensions) for the taxable periods to which such Income Tax Returns, Other Tax Returns and other documents relate and (B) the Final Determination of any payments that may be required in respect of such taxable periods under this Agreement.  From and after the end of the period described in the preceding sentence of this Section 8(b), if a member of the Parent Group or the SpinCo Group wishes to dispose of any such records and documents, then Parent or SpinCo, as the case may be, shall provide written notice thereof to the other party and shall provide the other party the opportunity to take possession of any such records and documents within 90 days after such notice is delivered; provided, however, that if such other party does not, within such 90-day period, confirm its intention to take possession of such records and documents, Parent or SpinCo, as the case may be, may destroy or otherwise dispose of such records and documents.

(c)                                  Remedies.  Each of Parent and SpinCo hereby acknowledges and agrees that (i) the failure of any member of the Parent Group or the SpinCo Group, as the case may be, to comply with the provisions of this Section 8 may result in substantial harm to the Parent Group or the SpinCo Group, as the case may be, including the inability to determine or appropriately substantiate an Income Tax Liability or Other Tax Liability (or a position in respect thereof) for which the Parent Group (or a member thereof) or the SpinCo Group (or a member thereof), as applicable, would be responsible under this Agreement or appropriately defend against an adjustment thereto by a Tax Authority, (ii) the remedies available to the Parent Group for the breach by a member of the SpinCo Group of its obligations under this Section 8 shall include (without limitation) the indemnification by SpinCo of the Parent Group for any Income Tax Liabilities or Other Tax Liabilities incurred or any tax benefit lost or postponed by reason of such breach and the forfeiture by the SpinCo Group of any related rights to indemnification by Parent and (iii) the remedies available to the SpinCo Group for the breach by a member of the Parent Group of its obligations under this Section 8 shall include (without limitation) the indemnification by Parent of the SpinCo Group for any Income Tax Liabilities or Other Tax Liabilities incurred or any Tax benefit lost or postponed by reason of such breach and the forfeiture by the Parent Group of any related rights to indemnification by SpinCo.

(d)                                 Reliance by Parent.  If any member of the SpinCo Group supplies information to a member of the Parent Group in connection with an Income Tax Liability or Other Tax Liability and an officer of a member of the Parent Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Parent Group identifying the information being so relied upon, the chief financial officer of SpinCo (or his or her designee) shall certify in writing that to his knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.  SpinCo agrees to indemnify and hold harmless each member of the Parent Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the SpinCo Group having supplied, pursuant to this Section 8, a member of the Parent Group with inaccurate or incomplete information in connection with an Income Tax Liability or Other Tax Liability.

(e)                                  Reliance by SpinCo.  If any member of the Parent Group supplies information to a member of the SpinCo Group in connection with an Income Tax Liability or Other Tax Liability and an officer of a member of the SpinCo Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the SpinCo Group identifying the information being so relied upon, the chief financial officer of Parent (or his or her designee) shall certify in writing that to his knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. Parent agrees to indemnify and hold harmless each member of the SpinCo Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the Parent Group having supplied, pursuant to this Section 8, a member of the SpinCo Group with inaccurate or incomplete information in connection with an Income Tax Liability or Other Tax Liability.

9.                                       Resolution of Disputes.  The provisions of Article X of the Separation Agreement (Dispute Resolution) shall apply to any dispute arising in connection with this Agreement; provided, however, that in the case of disputes arising under this Agreement, Parent and SpinCo shall jointly select the arbitrator, who shall be an attorney or accountant who is generally recognized in the tax community as a qualified and competent tax practitioner with experience in the tax area involved in the issue or issues to be resolved.

10.                                 Payments.

(a)                                  Method of Payment.  All payments required by this Agreement shall be made by (i) wire transfer to the appropriate bank account as may from time to time be designated by the parties for such purpose; provided that, on the date of such wire transfer, notice of the transfer is given to the recipient thereof in accordance with Section 11, or (ii) any other method agreed to by the parties.  All payments due under this Agreement shall be deemed to be paid when available funds are actually received by the payee.

(b)                                 Interest.  Any payment required by this Agreement that is not made on or before the date required hereunder shall bear interest, from and after such date through the date of payment, at the Underpayment Rate.

(c)                                  Characterization of Payments.  For all tax purposes, the parties hereto agree to treat, and to cause their respective Affiliates to treat, (i) any payment required by this Agreement or by the Separation Agreement, as either a contribution by Parent to SpinCo or a distribution by SpinCo to Parent, as the case may be, occurring immediately prior to the Spin-Off and (ii) any payment of interest or non-federal Income Taxes by or to a Tax Authority, as taxable or deductible, as the case may be, to the party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case, except as otherwise mandated by applicable law or a Final Determination; provided that in the event it is determined (A) pursuant to applicable law that it is more likely than not, or (B) pursuant to a Final Determination, that any such treatment is not permissible (or that an Indemnified Party nevertheless suffers an Income Tax or Other Tax detriment as a result of such payment), the payment in question shall be adjusted to place the Indemnified Party in the same after-tax position it would have enjoyed absent such applicable law or Final Determination.

11.                                 Microsoft Agreements and Options Treatment.

(a)                                  Microsoft Agreements.  SpinCo and each member of the SpinCo Group hereby assume any and all obligations of Parent or any member of the Parent Group under (i) that certain agreement by and among Microsoft Corporation, USA Networks, Inc. and Expedia, Inc. dated as of November 9, 2001, a copy of which is attached hereto (the “Microsoft Compensation Deductions Agreement”), (ii) that certain agreement by and between Microsoft Corporation and Expedia, Inc., dated as of October 1, 1999, a copy of which is attached hereto (the “Microsoft Tax Allocation Agreement”), and (iii) that certain agreement by and among Expedia, Inc., USA Networks, Inc., Taipei, Inc., Microsoft Corporation, and Microsoft E-Holdings, Inc., dated as of July 15, 2001, a copy of which is attached hereto (the “July 15, 2001 Agreement”).  From and after the Distribution Date, SpinCo and each member of the SpinCo Group shall jointly and severally indemnify, defend and hold harmless Parent and each member of the Parent Group from and against all liability arising out of or relating to the Microsoft Compensation Deductions Agreement, the Microsoft Tax Allocation Agreement, and the July 15, 2001 Agreement.

(b)                                 Options Treatment.

(i)                                     Deductions.  To the extent permitted by law, Parent (or the appropriate member of the Parent Group) shall claim all Tax deductions arising by reason of exercises of Options or compensatory warrants held by IAC Service Provider to acquire Parent common stock or SpinCo common stock, and SpinCo (or the appropriate member of the SpinCo Group) shall claim all Tax deductions arising by reason of exercises of Options or compensatory warrants held by Expedia Service Provider to acquire Parent common stock or SpinCo common stock.  For purposes of this Section 11(b)(i), Mr. Barry Diller shall be treated as an IAC Service Provider only with respect to his Options to acquire Parent common stock and as an Expedia Service Provider only with respect to his Options to acquire SpinCo common stock; provided, however, if there is a Final Determination that Parent and not SpinCo is entitled to a deduction with respect to any such SpinCo Options held by Mr. Barry Diller, Parent shall pay to SpinCo, when Actually Realized, any Tax Benefit relating thereto.  For purposes of this Section 11(b)(i), Mr. Victor A. Kaufman shall be treated as an IAC Service Provider.

(ii)                                  Withholding and Reporting.  Parent shall, to the extent required by law, withhold applicable Taxes and satisfy applicable Tax reporting obligations with respect to exercises of Options or compensatory warrants held by IAC Service Providers to acquire Parent common stock or SpinCo common stock, and SpinCo shall, to the extent required by law, withhold applicable Taxes and satisfy applicable Tax reporting obligations with respect to exercises of Options or compensatory warrants held by Expedia Service Providers to acquire Parent common stock or SpinCo common stock.

12.                                 Notices.  Notices, requests, permissions, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given upon (a) a transmitter’s confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following Business Day or if delivered by hand the following Business Day), or (b) confirmed delivery of a standard overnight courier or delivered by hand, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

If to Parent, to:	IAC/InterActiveCorp
152 West 57th Street
New York, NY 10019
Attention: General Counsel
Telecopier: (212) 632-9642

If to SpinCo to:	Expedia, Inc.
3150 139th Avenue SE
Bellevue, WA 98005
Attention: General Counsel
Telecopier: (425) 679-7251

Such names and addresses may be changed by notice given in accordance with this Section 12.

13.                                 Designation of Affiliate.  Each of Parent and SpinCo may assign any of its rights or obligations under this Agreement to any member of the Parent Group or the SpinCo Group, respectively, as it shall designate; provided, however, that no such assignment shall relieve Parent or SpinCo, respectively, of any obligation hereunder, including any obligation to make a payment hereunder to SpinCo or Parent, respectively, to the extent such designee fails to make such payment.

14.                                 Miscellaneous.  Except to the extent otherwise provided in this Agreement, this Agreement shall be subject to the provisions of Article XIV (Miscellaneous) of the Separation Agreement to the extent set forth therein.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first written above.

IAC/INTERACTIVECORP

By:	/s/ Gregory R. Blatt
	Name:	Gregory R. Blatt
	Title:	Executive Vice President

EXPEDIA, INC.

By:	/s/ Keenan M. Conder
	Name:	Keenan M. Conder
	Title:	Senior Vice President